REVOLVING CREDIT AGREEMENT


                                  between


                            UNITED JERSEY BANK


                                    and


                          SEALED AIR CORPORATION











                              March  10, 1994


















                        REVOLVING CREDIT AGREEMENT


          THIS REVOLVING CREDIT AGREEMENT is made as of March 10,
1994 between United Jersey Bank, a banking institution of the State of New Jersey (the "Bank"), and Sealed Air Corporation, a Delaware corporation (the "Borrower").

                           W I T N E S S E T H:

          WHEREAS, the Borrower, certain of its subsidiaries, various financial institutions and Bankers Trust Company, as agent ("Bankers Trust") are parties to that certain Credit Agreement dated as of April 27, 1989, as amended by thirteen amendments thereto (the "Sealed Air I Credit Agreement"); and

          WHEREAS, the Borrower, various financial institutions and Bankers Trust are parties to that certain Credit Agreement dated as of May 22, 1991 and amended and restated as of August 15, 1991, as amended by three amendments thereto (the "Sealed Air II Credit Agreement" and together with the Sealed Air I Credit Agreement, the "Prior Credit Agreements"); and

          WHEREAS, the Borrower has requested the Bank to extend certain credit and make certain loans to the Borrower in an aggregate amount not to exceed $35,000,000 for the purpose of, among other things, repaying all amounts owing by the Borrower under the Prior Credit Agreements; and

          WHEREAS, the Bank is willing to extend such credit and make such loans to the Borrower upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:

          I.   DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following words and terms shall have the following meanings:

          "Adjusted Net Worth" as of the end of any fiscal year of the Borrower shall mean (i) Cumulative EBITDA as of the end of such fiscal year less (ii) the sum of (a) cumulative cash interest expense of the Borrower and its Subsidiaries, (b) cumulative Dividends (other than the special one-time dividend of $40 per share paid by the Borrower to the holders of record of the Borrower's common stock on May 8, 1989) paid on its capital stock and (c) cumulative cash tax expense not previously deducted in calculating EBITDA for such fiscal year of the Borrower and its Subsidiaries, in each case for the period commencing on January 1, 1989 and ending as of the end of such fiscal year.

          "Advance" shall have the meaning ascribed to such term in
Section 2.1 hereof.

          "Affiliate" shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 5% of the voting securities of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Revolving Credit Agreement together with any and all exhibits, amendments or supplements hereto.

          "Applicable Margin" shall mean (i) in the case of LIBO Rate Loans, 75 basis points and (ii) in the case of Secondary CD Based Rate Loans, 87.5 basis points; provided that on each date upon which the annual or quarterly financial statements required pursuant to the provisions hereof are delivered, if no Event of Default then exists and the ratio of EBITDA to Consolidated Cash Interest Expense determined for each of the four consecutive fiscal quarters ending on the last day covered by such financial statements is within the range set forth below in column 1, then the Applicable Margin for each type of Fixed Rate Loan shall be reduced to the respective amount of basis points set forth in columns 2 and 3, as the case may be, opposite the ratio set forth in column 1, (x) if such date is a date upon which quarterly financial statements are delivered in respect of the first or second quarterly accounting period in any fiscal year, for the period commencing on such date and ending on the next date upon which quarterly financial statements are delivered (or if not delivered, on the last date on which required to be delivered) pursuant to the provisions hereof, (y) if such date is a date upon which quarterly financial statements are delivered in respect of the third quarterly accounting period in any fiscal year, for the period commencing on such date and ending on the next date upon which annual financial statements are delivered (or if not delivered, on the last date on which required to be delivered) pursuant to the provisions hereof, and (z) if such date is a date upon which annual financial statements are delivered, for the period commencing on such date and ending on the next date upon which quarterly financial statements are delivered (or if not delivered, on the last day on which required to be delivered) pursuant to the provisions hereof:

     (1)                      (2)            (3)

Interest Coverage        LIBO Rate      Secondary CD Based
     Ratio                 Loans            Rate Loans

3.1:1 to 4:1               50                62.5
4.1:1 or better            45                57.5

Notwithstanding the foregoing, for the period from the date hereof until the first date upon which annual or quarterly financial statements required pursuant to the provisions hereof are delivered, the Applicable Margin shall mean (i) in the case of LIBO Rate Loans, 50 basis points and (ii) in the case of Secondary CD Based Rate Loans, 62.5 basis points.

          "Application" shall mean the application or similar agreement used by the Bank from time to time in connection with the issuance of letters of credit.

          "Available Commitment" shall mean an amount equal to the excess, if any, of (i) the Commitment, over (ii) the aggregate principal amount of all Advances and L/C Obligations then outstanding.

          "Bank" shall mean United Jersey Bank, a banking insti-tution of the State of New Jersey, and its successors and assigns.

          "Bank Costs" shall mean all filing, recording, publi-cation and search fees incurred in connection with and relating to the Borrower paid by the Bank; all reasonable out-of-pocket costs incurred and sums expended by the Bank, with or without suit, to correct any default, to enforce any right or remedy of the Bank, or in connection with any other provision of any Loan Document; all reasonable out-of-pocket costs of suit incurred by the Bank in enforcing or defending this Agreement or any other Loan Document or any portion thereof; all reasonable out-of-pocket costs and expenses including reasonable attorneys' fees and expenses incurred by the Bank in preparing, reviewing, enforcing, amending, modifying, administering, defending or otherwise concerning this Agreement or any other Loan Document or any portion hereof or thereof; and whether or not suit is brought, all out-of-pocket costs of arbitration and insolvency proceedings.

          "Base Rate" shall mean the rate of interest announced from time to time by the Bank as its "base rate" or "base lending rate". This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

          "Base Rate Loan" shall mean a Loan bearing interest at the Floating Rate.

          "Borrower" shall mean Sealed Air Corporation, a Delaware corporation, and its successors and assigns.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which state or federally chartered banks in the State of New Jersey are authorized to close.

          "Capital Lease" shall mean any lease which, in accordance with the Statement of Financial Accounting Standards No. 13, issued in November 1976 by the Financial Accounting Standards Board and as in effect on the date hereof, is required to be capitalized on the books of the lessee.

          "Capitalized Lease Obligations" shall mean Indebtedness represented by obligations under a Capital Lease and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with the principles referred to in the preceding definition.

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than three months from the date of acquisition, (ii) time deposits and certificates of deposit of (a) the Bank or any commercial bank incorporated in the United States or any State thereof or the District of Columbia of recognized standing having capital and surplus in excess of $100,000,000 or (b) any commercial bank of recognized standing having capital and surplus in excess of the local currency equivalent of $100,000,000 incorporated in a country where the Borrower has one or more locally operating Subsidiaries, and that is, as of the date hereof, providing banking services to the Borrower or any of its Subsidiaries, in either case with maturities of not more than three months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above, provided that there shall be no restriction on the maturities of such underlying securities pursuant to this clause (iii) entered into with a bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of the Bank or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than three months after the date of acquisition by such Person, (v) bankers acceptances and current accounts maintained at (a) any bank meeting the qualifications specified in clause (ii) above, in either case with maturities of not more than three months from the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

          "Commitment" shall mean $35,000,000, or such lower amount to which the Commitment shall be reduced by the Borrower in accordance with the terms hereof.

          "Consolidated Cash Interest Expense" for any period shall mean Consolidated Interest Expense for such period less the sum of
(i) amortization of debt discount and debt issuance costs and (ii) amortization of non-cash discount and non-cash costs of any Hedging Agreements of the Borrower and its Subsidiaries on a consolidated basis for such period.

          "Consolidated Current Assets" shall mean, at any time, the current assets of the Borrower and its Subsidiaries determined on a consolidated basis (excluding cash and Cash Equivalents), provided that the then Available Commitment shall be considered a current asset of the Borrower in making the foregoing determination, and provided further, that any current deferred assets resulting from the application of Financial Accounting Standards Board Statement No. 109 shall not be considered current assets for purposes of making the foregoing determination.

          "Consolidated Current Liabilities" shall mean, at any time, the current liabilities of the Borrower and its Subsidiaries determined on a consolidated basis, provided that for purposes of making the foregoing determination, the following shall not be considered current liabilities: (i) the current portion of Funded Debt and any current deferred liabilities resulting from the application of Financial Accounting Standards Board Statement No. 109, (ii) accrued interest on the Permanent Subordinated Debentures and (iii) an amount equal to the outstanding principal balance of all term loan borrowings under the Prior Credit Agreements immediately prior to the date hereof.

          "Consolidated Interest Expense" for any period shall mean total interest expense (including Capitalized Lease Obligations and amortization of debt discount and debt issuance costs) of the Borrower and its Subsidiaries on a consolidated basis for such period.

          "Cumulative EBITDA" shall mean, as of the end of any fiscal year of the Borrower, EBITDA for the period (taken as one accounting period) commencing January 1, 1989 and ending as of the last day of such fiscal year.

          "Default" shall mean any of the events specified in
Article IX hereof which, with the passage of time or giving of notice or both, would constitute an Event of Default.

          "Dividends" shall mean with respect to any Person all dividends declared or paid by such Person, whether in cash or by the distribution of property (other than capital stock of such Person), and any money or other property paid or distributed by such Person in connection with the purchase, redemption, cancellation or retirement of any capital stock of such Person, other than the repurchase by the Borrower of its Common Stock under its Contingent Stock Plan.

          "Domestic Subsidiary" shall mean a Subsidiary incorporated or organized under the laws of the United States or any State thereof which conducts all or substantially all of its business in the United States.

          "EBIT" shall mean, for any period, the consolidated net income of the Borrower and its Subsidiaries, before interest expense and provision for income taxes and without giving effect to any extraordinary gains and gains from sales of assets (other than sales of inventory in the ordinary course of business); provided that the gains resulting from aggregate gross proceeds of all sales of up to $1,000,000 of assets in the ordinary course of business (other than any such sale of assets the value of which individually exceeds $500,000) in the fiscal year in which such period occurs shall be considered gains from sales of assets for the purpose of the foregoing calculation only to the extent such gains exceed losses relating to such sales.

          "EBITDA" for any period shall mean EBIT, adjusted by (i) adding thereto the amount of (a) all amortization of goodwill and other intangibles, (b) depreciation, (c) all non-cash contributions or accruals to or with respect to deferred profit sharing plans and
(d) all non-cash compensation and accruals, in each case to the extent deducted in arriving at EBIT for such period, and (ii) subtracting therefrom the amount of all non-cash gains that were added in arriving at EBIT for such period other than such gains arising from sales of inventory in the ordinary course of business.

          "Event of Default" shall mean any of the events specified in Article IX hereof, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

          "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three federal funds brokers of recognized standing selected by it.

          "Fixed Rate(s)" shall mean the LIBO Rate and the Secondary CD Based Rate, individually and collectively.

          "Fixed Rate Loan(s)" shall mean a Loan which bears interest at a Fixed Rate.

          "Floating Rate" shall have the meaning set forth in
Section 2.3 hereof.

          "Funded Debt" shall at the time of determination thereof mean Indebtedness of the Borrower and its Subsidiaries which by its terms is payable more than one year from such date or which may be extended at the option of the respective borrower under a revolving credit or similar agreement to a date more than one year from such date of determination.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

          "Guarantee" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Hedging Agreements" shall mean as to any Person (i) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which such Person is a party or beneficiary and (ii) any swap, futures, forward or option agreements or other agreements or arrangements designed to limit or eliminate the risk and/or exposure of such Person to fluctuations in currency exchange rates.

          "Indebtedness" shall mean as to any Person, without duplication (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all Capitalized Lease Obligations, (iv) all Guarantees, (v) obligations of such Person in respect of banker's acceptances or similar obligations issued or created for the account of such Person, (vi) all liabilities of such Person arising under Hedging Agreements and (vii) all indebtedness, obligations and liabilities of the type described in this definition secured by any Lien upon any property of such Person, regardless of whether such indebtedness, obligations or liabilities have been assumed by such Person.

          "L/C Commitment" shall mean $3,000,000.

          "L/C Obligations" shall mean, at any time, an amount equal to the aggregate then undrawn and unexpired amount of outstanding Letters of Credit.

          "Letter(s) of Credit" shall mean one or more letters of credit issued by the Bank for the account of the Borrower hereunder.

          "LIBO Rate" shall have the meaning ascribed to such term in Section 2.3 hereof.

          "LIBO Rate Loan" shall mean a Loan bearing interest at the LIBO Rate.

          "Lien" shall mean any lien, mortgage, hypothecation, pledge, charge, encumbrance, deposit arrangement, assignment or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature, including any conditional sale or other title retention agreement or other security interest or encumbrance of any kind in respect of any property or Person or upon the income, rents or profits therefrom, and further including any Capitalized Lease having substantially the same economic effect as any of the foregoing.

          "Loan" shall mean any Advance or other borrowing by the Borrower under the Loan Documents.

          "Loan Documents" shall mean all agreements, instruments, certificates and documents evidencing or relating to the Obligations arising under this Agreement, including without limitation, this Agreement, the Note and each Application and Letter of Credit.

          "Maturity Date" shall mean the date which is 364 days from the date hereof.

          "Note" shall mean the revolving credit note executed by the Borrower and delivered to the Bank pursuant to Section 2.2 hereof.

          "Obligations" shall mean all loans, advances, extensions of credit, debts, liabilities, obligations, payments, guarantees, covenants and duties owing by the Borrower to the Bank of any kind and description arising under this Agreement, whether direct or indirect, voluntary or involuntary, absolute or contingent, due or to become due, now existing or hereafter incurred or created and further including all Bank Costs.

          "Permanent Subordinated Debentures" shall mean the Borrower's $170,000,000 12-5/8% Senior Subordinated Notes due July, 1999 issued pursuant to the Indenture dated as of July 1, 1989 between the Borrower and The First National Bank of Boston, as
Trustee.

          "Person" shall mean any individual, corporation, partnership, association, joint stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

          "Prior Credit Agreements" shall have the meaning ascribed to such term in the second WHEREAS clause of this Agreement.

          "Secondary CD Based Rate" shall have the meaning ascribed to such term in Section 2.3 hereof.

          "Secondary CD Based Rate Loan" shall mean a Loan bearing interest at the Secondary CD Based Rate.

          "Significant Subsidiary" shall mean a Domestic Subsidiary meeting the definition set forth in Rule 1-02 of Regulation S-X as promulgated by the Securities and Exchange Commission.

          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

          II.  REVOLVING CREDIT

          2.1 Advances. From time to time, during the period from the date hereof until the Maturity Date, in the manner hereinafter set forth, the Borrower may borrow from the Bank, and, upon the request of the Borrower and upon the terms and conditions contained herein, the Bank shall lend to the Borrower a sum or sums ("Advances") which will not exceed the Available Commitment at such time.

          2.2 Revolving Credit Note. The indebtedness of the Borrower to the Bank resulting from all Advances made from time to time and otherwise arising hereunder shall be evidenced by a revolving credit note (the "Note"), the form of which is attached hereto as Exhibit A, made payable to the Bank, dated the date hereof, signed by the Borrower and delivered to the Bank. All Advances made by the Bank to the Borrower shall be noted by the Bank on the reverse side or last page of the Note, and the Bank is authorized to make such notations which shall be prima facia evidence of the principal amount outstanding thereunder at any time; provided, however, that any failure to make such a notation (or any errors in notation) shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Note, which is and shall remain absolute and unconditional. All amounts outstanding under the Note shall be due and payable on the Maturity Date.

          2.3 Interest Rate. The Note shall bear interest in the manner hereinafter provided (computed on the basis of the actual number of days elapsed in a year of 360 days) on the principal amount thereof remaining unpaid from time to time. Except with respect to Fixed Rate Loans, interest shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the last Business Day of the first calendar quarter following the date of the Note and continuing on the last Business Day of each calendar quarter thereafter until the Note shall be paid in full. Interest shall accrue and be payable at the following rates:

          (a) Except as provided in subsection (b) below, the Note shall bear interest from the date thereof on the outstanding daily principal balance thereunder at a fluctuating rate per annum equal to the Floating Rate. As used herein, the term "Floating Rate" shall mean the greater of (i) the Base Rate minus one hundred basis points or (ii) the Federal Funds Rate plus seventy five basis points. Each change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the day on which such change shall be announced and be effective.

          (b) Provided no Default or Event of Default shall then exist, the Borrower may, in accordance with the terms and conditions set forth herein, elect to have all or any portion of the outstanding principal balance of the Note, in an amount equal to or greater than $1,000,000, bear interest at one of the following rates for any Interest Period (as such term is hereinafter defined):

               (i) A rate per annum (the "LIBO Rate") equal to the Applicable Margin plus the Base LIBO Rate (as hereinafter defined) of the Bank applicable to such Interest Period. The "Base LIBO Rate" applicable to a particular Interest Period shall mean a rate per annum equal to the product arrived at by multiplying the Fixed LIBO Rate (as hereinafter defined) applicable to such Interest Period by a fraction (expressed as a decimal), the numerator of which shall be the number one (1.0) and the denominator of which shall be the number one (1.0) minus the aggregate reserve percentages (expressed as a decimal) from time to time established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which the Bank is now or hereafter subject, including, but not limited to any reserve on "Eurocurrency Liabilities" as defined in Regulation D (or any successor provision) of the Board of Governors of the Federal Reserve System of the United States at the ratios provided in such Regulation from time to time, it being agreed that any portion of the Note bearing interest at a LIBO Rate shall be deemed to constitute Eurocurrency Liabilities, as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of or credit for prorations, exceptions or offsets that may be available to the Bank from time to time under such Regulation and irrespective of whether such Bank actually maintains all or any portion of such reserve. The "Fixed LIBO Rate" applicable to a particular Interest Period shall mean a rate per annum equal to the rate of interest at which U.S. dollar deposits in an amount approximately equal to the portion of the Note which will bear interest at a particular LIBO Rate during such Interest Period, and with maturities comparable to the last day of such Interest Period, are offered in immediately available funds in the London Interbank Market by leading banks in the Eurodollar Market at 11:00 a.m., London time, three Business Days prior to the commencement of such Interest Period. Each determination of the LIBO Rate, the Base LIBO Rate and the Fixed LIBO Rate applicable to a particular Interest Period shall be made by the Bank and shall be conclusive and binding upon the Borrower absent manifest error.

              (ii) A rate per annum (the "Secondary CD Based Rate") equal to the Applicable Margin plus the Reserve Adjusted Secondary CD Rate. The "Reserve Adjusted Secondary CD Rate" shall mean the average of the Secondary Certificate of Deposit Rates reported, for the latest day for which such rates shall have been reported as of two (2) Business Days prior to the first day of the relevant Interest Period, in Federal Reserve Statistical Release
H.15 - Selected Interest Rates (or any comparable successor publication) for certificates of deposit having a maturity closest to the relevant Interest Period adjusted for any reserves that the Bank may now or hereafter be required or may elect to maintain (irrespective of whether the Bank actually maintains all or any portion of such reserve) and any assessment rate for insurance of time deposits made in United States Dollars at the offices of the Bank then charged by the Federal Deposit Insurance Corporation, or any successor thereof, all as determined by the Bank.

             (iii) As used herein, "Interest Period" shall mean 30, 60, 90 or 180 days, as designated by the Borrower, with respect to Advances which bear interest at the Secondary CD Based Rate, and one-month, two-months, three-months or six-months, as designated by the Borrower, with respect to Advances which bear interest at the LIBO Rate. For purposes of the foregoing, the period of time commencing on any day of any month and continuing until the same date of the immediately following month shall be deemed a period of one month. No Interest Period shall extend beyond the Maturity Date.

          (c) The Borrower shall pay (i) all accrued and unpaid interest on the outstanding principal amount of each Fixed Rate Loan on the last day of the Interest Period applicable thereto (the "Fixed Rate Interest Payment Date") and (ii) for each Fixed Rate Loan having an Interest Period which exceeds 90 days or three months, as the case may be, all unpaid interest accrued on such Fixed Rate Loan on the last Business Day of such 90 day or three month period following the making of such Fixed Rate Loan and on the Fixed Rate Interest Payment Date; provided, however, that if any Fixed Rate Interest Payment Date shall not be a Business Day, then such payment shall be made on the next succeeding Business Day, unless, with respect to a LIBO Rate Loan, the next such succeeding Business Day falls in the next calendar month, in which case such payment shall be made in the next preceding Business Day. Unless the Borrower shall have requested a further Fixed Rate Loan in accordance with the terms hereof, each Fixed Rate Loan shall automatically convert to a Base Rate Loan on and as of the Fixed Rate Interest Payment Date applicable thereto.

          (d) Notwithstanding the foregoing, at no time shall the Note bear interest at more than six interest rates.

          (e) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Base Rate plus three and one-half percent (3.5%) per annum and shall be payable on demand.

          2.6 Prepayments. (a) The Borrower shall have the right to prepay the principal amount of the Note, in whole or in part, at one time or from time to time. Except as described below with respect to Fixed Rate Loans, there shall be no premium or penalty as the result of such prepayment. Any prepayment of the Note shall not permanently reduce the amount which may be borrowed pursuant to
Section 2.1 hereof and the Borrower may borrow, prepay and reborrow in the manner provided herein. Each prepayment shall be made in immediately available funds and shall be made (i) in the case of Base Rate Loans, upon one Business Day's prior notice and (ii) in the case of Fixed Rate Loans, upon three Business Day's prior notice and shall be accompanied by accrued interest to the date of such prepayment (and in the case of Fixed Rate Loans, the applicable payments required under Section 3.2 hereof).

          (b) If at any time the outstanding principal amount of Advances hereunder exceeds the Available Commitment of the Bank at such time, such excess amount shall be immediately due and payable. It is expressly agreed that the foregoing does not in any way impair or restrict the rights of the Bank under Section 3.2 hereof.

          2.7 Use of Proceeds. All amounts advanced to the Borrower hereunder shall be used for repayment of all amounts outstanding under the Prior Credit Agreements and thereafter for working capital and general corporate purposes.

          2.8 Disbursement Procedure for Advances. All requests for Advances shall be in writing or by telephone (promptly confirmed in writing for Fixed Rate Loans) and shall state (i) the principal amount requested, (ii) the requested date of advance and
(iii) with respect to Fixed Rate Loans, the interest rate selected and the applicable Interest Period. Each request (i) for a Base Rate Loan shall be made no later than 11:00 a.m. on the requested date of advance, (ii) for a Secondary CD Based Rate Loan shall be made at least two Business Days prior to the requested date of advance and (iii) for a LIBO Rate Loan shall be made at least three Business Days prior to the requested date of advance. Each Loan shall be in a minimum principal amount of $1,000,000.

          2.9 Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Available Commitment from time to time, from the date hereof until the earlier of the Maturity Date or the termination of the Commitment as provided in Section 2.10 hereof, at the rate of 1/4 of 1% per annum, payable, in arrears, on the last Business Day of each calendar quarter following the date hereof and on the Maturity Date (or upon such earlier date as the Commitment shall be terminated). The commitment fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days (having 12 months of 30 days each).

          2.10 Termination or Reduction of the Commitment. The Borrower shall have the right, upon no less than three Business Days' prior written notice to the Bank, to terminate in whole or reduce in part the unused portion of the Available Commitment, provided that each partial reduction shall be in the amount of $5,000,000. Simultaneously with any termination of the Available Commitment, the Borrower shall pay the aforesaid commitment fee as accrued and unpaid to the date thereof.

          2.11 Net Payments. The Borrower shall make each payment hereunder and under the Note not later than 12:00 Noon (New York City time) on the day when due in lawful money of the United States of America and in immediately available funds to the Bank at its office set forth in Section 12.1 hereof, without set-off or counterclaim, and in the case of any Fixed Rate Loan, without deduction or withholding for any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the net income of the Bank) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under the Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will be not less than the amount provided for herein or in the Note. The Borrower will furnish to the Bank within 45 days after such payment of any Taxes, or any withholding or deduction on account thereof, certified copies of tax receipts evidencing such payment by the Borrower.
The Borrower will indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by the Bank. If the Bank shall obtain a refund, credit or deduction as a result of the payment or indemnification for any Taxes made by the Borrower to the Bank pursuant to this Section, the Bank shall pay to the Borrower an amount with respect to such refund, credit or deduction equal to any net tax benefit actually received by the Bank as a result thereof which the Bank determines, in its sole discretion, to be attributable to such payment.

          2.12 Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on any day other than a Business Day, then, except as otherwise provided in
Section 2.5 hereof, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest (or commitment fee).

          2.13 Charge. Without in any way limiting any right of offset, counterclaim or banker's lien which the Bank may otherwise have at law, the Borrower hereby irrevocably authorizes and directs the Bank, if and to the extent any payment of principal, interest or any fee is not otherwise made on any day when due, to charge against the Borrower's account or accounts at the Bank, an amount or amounts equal in the aggregate to such aforesaid sums as are due and payable from time to time to the Bank.

          III. SPECIAL PROVISIONS

          3.1 Alternate Interest Rate. If within one Business Day of any date that the Borrower requests a Fixed Rate Loan, the Bank shall determine in its sole discretion, reasonably exercised, that it is unable to quote the requested Fixed Rate or that it is unable to fund the requested Fixed Rate Loan for the Interest Period requested, the Bank shall promptly notify the Borrower of such determination and no Fixed Rate Loan shall be made by the Bank on the borrowing date for which such request was made. Upon receipt of such notification, the Borrower may withdraw any outstanding request for a Fixed Rate Loan by giving written notice of withdrawal to the Bank prior to such borrowing date. Unless withdrawn in accordance with this Section 3.1, any outstanding request for such Fixed Rate Loan shall be deemed to be a request for a Base Rate Loan in equal principal amount, and such Base Rate Loan shall be made on such borrowing date.

          3.2 Indemnification. Except as provided in Section 3.1 hereof, each request for a Fixed Rate Loan shall be irrevocable and binding upon the Borrower. The Borrower hereby agrees to indemnify the Bank, upon demand by the Bank at any time, against any and all actual losses (including any actual loss of profit), costs or expenses which the Bank may at any time or from time to time sustain or incur as a consequence of: (a) any breach by the Borrower of its obligation to borrow on the borrowing date specified in any Borrowing Notice requesting a Fixed Rate Loan, (b) any failure by the Borrower to pay punctually on the due date thereof, any amount payable by the Borrower to the Bank on Fixed Rate Loans, (c) the acceleration of the time of payment of any of the Borrower's obligations in respect of Fixed Rate Loans in accordance with any of the provisions of this Agreement, (d) the repayment or prepayment of the principal of any of the Fixed Rate Loans on a date other than the end of the applicable Interest Period or (e) the conversion of a Fixed Rate Loan to a Base Rate Loan on a date other than the end of the applicable Interest Period. Such losses, costs or expenses shall include, without limitation, (i) any costs incurred by the Bank in carrying funds which were to have been borrowed by the Borrower or in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by the Borrower to the Bank in respect of Fixed Rate Loans, (ii) any interest payable by the Bank to the lenders of the funds referred to in the immediately preceding clause (i), and (iii) any actual losses (including any actual loss of profit) incurred or sustained by the Bank in liquidating or reemploying funds acquired from third parties to make any of the Fixed Rate Loans or to fund or maintain all or any part of the principal of any of the Fixed Rate Loans.

          3.3 Changes in Circumstances. If at any time, the Bank shall reasonably determine that:

          (a) the Bank is unable to obtain funds in the principal amount specified in any request for a Fixed Rate Loan for periods equal to the specified Interest Period;

          (b) the Fixed Rate does not or will not accurately reflect the cost to the Bank of obtaining or maintaining any Fixed Rate Loan during any Interest Period despite the Borrower's compliance with its obligations under Section 3.4 hereof; provided, however, that the foregoing shall not apply to market fluctuations of the Reserve Adjusted Secondary CD Rate or the Fixed LIBO Rate or to changes in the Base LIBO Rate or the Secondary CD Based Rate which are within the Bank's discretion and control; or

          (c) any present or future law or regulation (or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof) has made or will make it unlawful for the Bank to make or maintain any Fixed Rate Loan or to comply with any of the Bank's obligations in respect of any Fixed Rate Loans;

then, in each case, the Bank may promptly give notice of such determination and reasons for the determination to the Borrower. Upon such notification, the Bank's obligation to make Fixed Rate Loans shall be suspended until the Bank determines that the circumstances described in subparagraphs (a), (b) and (c) of this
Section 3.3 have ceased to exist. Following the Bank's notice under subparagraphs (b) or (c) of this Section 3.3, all outstanding applicable Fixed Rate Loans of the Bank shall be converted to Base Rate Loans at the end of the applicable Interest Period; provided, however, that if it shall be unlawful for the conversion of such Fixed Rate Loans to Base Rate Loans to be effective as of the end of the applicable Interest Period, such conversion shall be deemed to occur as of the date of such notice by the Bank.

          3.4 Additional Costs and Expenses. The Borrower recognizes that the cost to the Bank of making or maintaining Fixed Rate Loans or any portion thereof may fluctuate, and the Borrower agrees to pay to the Bank, within ten (10) days after written demand, an additional amount or amounts as the Bank shall reasonably determine will compensate the Bank for additional costs incurred by the Bank in maintaining Fixed Rate Loans or any portion thereof as a result of:

               (i) the imposition after the date of any Fixed Rate Loan of, or changes after the date of any Fixed Rate Loan in, the reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States, including, but not limited to, any reserve on Eurocurrency Liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States at the ratios provided in such Regulation from time to time, it being agreed that the portion or portions of the Note bearing interest at Fixed Rates shall be deemed to constitute Eurocurrency Liabilities, as defined by the such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of, or credit for, prorations, exceptions or offsets that may be available to the Bank or from time to time under such regulations, and irrespective of whether the Bank actually maintains all or any portion of the reserve; or

              (ii) any change, after the date of any Fixed Rate Loan, in any applicable laws, rules or regulations or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any domestic or foreign court changing the basis of taxation of payments to the Bank of the principal of or the interest on any Fixed Rate Loan or any other payments made hereunder (other than taxes imposed on all or any portion of the overall net income of the Bank), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by the Bank, or imposing on the Bank or on the London Interbank Market any other condition affecting this Agreement or the portion or portions of the Note bearing interest at Fixed Rates so as to increase the cost to the Bank of making or maintaining Fixed Rate Loans or to reduce the amount of any sum received or receivable by the Bank under the Note (whether of principal, interest or otherwise); or

             (iii) if after the date of any Fixed Rate Loan, the Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or by the Bank's parent holding company, if any, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital, or on the capital of the Bank's parent holding company, if any, as a consequence of the Bank's obligations with respect to the Advances or under a Note or this Agreement, to a level below that which the Bank, or the Bank's parent holding company, if any, could have achieved but for such adoption, change or compliance (taking into consideration the Bank's, or the Bank's, parent holding company's policies, if any, with respect to capital adequacy).

          Any amount or amounts payable by the Borrower to the Bank in accordance with the provisions of this Section shall be paid within ten (10) days of receipt by the Borrower from the Bank of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon the Borrower absent manifest error. Failure on the part of the Bank to demand compensation for any increased costs in any Interest Period shall not constitute a waiver of the Bank's right to demand compensation for any increased costs incurred during any such Interest Period or in any other or subsequent or prior Interest Period; provided, however, the Borrower shall have no liability for any such claims not made by the Bank within one year following the full payment of all Advances owing to the Bank hereunder.

          IV.  LETTERS OF CREDIT

          4.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Bank agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day prior to the Maturity Date in such form as may be approved from time to time by the Bank; provided that the Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Available Commitment would be less than zero.

          (b) Each Letter of Credit shall (i) be denominated in U.S. Dollars and shall be a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise, to provide credit support for workers' compensation, other insurance programs and other corporate purposes and (ii) expire no later than one Business Day prior to the Maturity Date.

          (c) Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the laws of the State of New Jersey.

          (d) The Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Bank to exceed any limits imposed by, any applicable law, treaty, rule or regulation of any governmental, regulatory or judicial authority.

          4.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Bank issue a Letter of Credit by delivering to the Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Bank, and such other certificates, documents and other papers and information as the Bank may reasonably request. Upon receipt of any Application, the Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Bank and the Borrower. The Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

          4.3 Fees, Commissions and Other Bank Charges. (a) The Borrower shall pay to the Bank a non-refundable letter of credit fee in respect of each Letter of Credit (the "Letter of Credit Fee") for the period from and including the date of issuance of such Letter of Credit to and including the termination date of such Letter of Credit, computed at the rate of one percent (1%) per annum on the average daily Stated Amount of such Letter of Credit. Letter of Credit Fees shall accrue and be due and payable in immediately available funds quarterly in arrears on the last Business Day of each calendar quarter of each year and, with respect to each Letter of Credit, on the date upon which such Letter of Credit terminates in accordance with its terms.

          (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Bank for such normal and customary costs and expenses as are incurred or charged by the Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          4.4 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Bank on each date on which the Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Bank in connection with such payment. Each such payment shall be made to the Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

          (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans.

          (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Bank for a Base Rate Loan in the amount of such drawing, and each such Base Rate Loan shall be deemed to have been made as of the date of such drawing.

          4.5 Obligations Absolute. (a) The Borrower's obliga-tions under Section 4.4(a) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit.

          (b) The Borrower also agrees with the Bank that the Bank shall not be responsible for, and the Borrower's reimbursement obligations hereunder shall not be affected by, among other things,
(i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or
(iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

          (c) The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Bank's gross negligence or willful misconduct.

          (d) The Borrower agrees that any action taken or omitted by the Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New Jersey, shall be binding on the Borrower and shall not result in any liability of the Bank to the Borrower.

          4.6 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          4.7 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article IV, the provisions of this
Article IV shall apply.

          V.   CONDITIONS PRECEDENT

          5.1 Conditions Precedent to Initial Advance. The obligation of the Bank to make the initial Advance hereunder or to issue the initial Letter of Credit (whichever is earlier) is subject to the following conditions precedent:

          (a) The Bank shall have received each and every one of the following on or before the day of such Advance or the issuance of such Letter of Credit (as the case may be) in form and substance satisfactory to the Bank:

               (i) An originally executed copy of this Agreement and the Note;

              (ii) A copy of the certificate of incorporation and bylaws of the Borrower, in each case, certified as a true copy by the Secretary or an Assistant Secretary of the Borrower;

              (iii) A good standing certificate with respect to the Borrower issued as of a recent date by the Secretary of State of the State of Delaware and the Secretary of State or other appropriate State official of each of the States set forth on
Schedule I attached hereto;

              (iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Note;

               (v) A copy of the resolutions approved by the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of each of the Loan Documents, certified as a true copy by the Secretary or an Assistant Secretary of the Borrower;

              (vi) A certificate of the Borrower, dated as of such date, to the effect that (a) each of the representations and warranties of the Borrower set forth herein are true, correct and complete with the same effect as though such representations and warranties were made on and as of such date and (b) no Default or Event of Default then exists and is continuing;

             (vii) An opinion of counsel to the Borrower substan-tially in the form set forth in Exhibit B attached hereto;

            (viii) A search report issued or prepared by a state official or private search firm acceptable to the Bank as of a recent date setting forth a list (and complete copies thereof) of
(i) all UCC-1 financing statements in which the Borrower is named as debtor which are then on file or of record and (ii) all federal and state tax liens imposed upon or asserted against the Borrower or its properties or assets, in each case, as may be found in the files and records of the Secretary of State of the State of Delaware and the Secretary of State or other appropriate state official of each of the States set forth on Schedule I attached hereto;

              (ix) a Certificate, duly executed and delivered by an authorized officer of Bankers Trust, the Borrower and certain of its Subsidiaries, dated as of such date, substantially in the form of Exhibit C attached hereto;

               (x) Such other approvals, opinions, certificates or documents as the Bank may reasonably request; and

          (b) No event, action or proceeding shall have occurred (and the Bank shall not have become aware of facts or conditions not previously known) since December 31, 1993 which, in the opinion of the Bank, could reasonably be expected to materially adversely affect (i) the operations, business, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (ii) the rights and remedies of the Bank, or the ability of the Borrower to perform its obligations, under any of the Loan Documents.

          5.2 Conditions Precedent to Additional Advances. The Bank shall have no obligation to make any additional Advance subsequent to the initial Advance or to issue any additional Letter of Credit subsequent to the initial Letter of Credit unless the following conditions precedent have been either satisfied or waived by the Bank prior to or concurrently with the making of such Advance or the issuance of such Letter of Credit:

          (a) The Loan Documents shall be in full force and effect and no Default or Event of Default shall exist and be continuing;
and

          (b) Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          Each borrowing by, and Letter of Credit issued on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan and/or Letter of Credit that the conditions contained in this Section 5.2 have been satisfied.

          VI.  REPRESENTATIONS AND WARRANTIES

          6. In order to induce the Bank to enter into this Agreement and, among other things, make the Advances and issue the Letters of Credit, the Borrower hereby represents, warrants and agrees that:

          6.1  Organization; Power; Qualification.  The Borrower
(i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the full power and authority to own and operate its properties and assets and to carry on the business now conducted by it and (iii) is qualified or authorized to do business and in good standing in all jurisdictions wherein the character of the property owned or the nature of the business conducted by the Borrower makes such qualification or authorization necessary, except such jurisdictions in which the lack of qualification or authorization does not materially adversely effect the business, results of operations or financial condition of the Borrower.

          6.2 Authorization of Agreement. The Borrower has full power and authority to execute, deliver and perform any action or step which may be necessary to carry out the terms of the Loan Documents; each Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          6.3 No Legal Bar. The execution, delivery and performance of the Loan Documents will not (i) violate any provision of any existing law, statute, rule, regulation or ordinance (ii) conflict with, result in a breach of or constitute a default under (a) the certificate of incorporation or by-laws of the Borrower or (b) any order, judgment, award or decree of any court, governmental authority, bureau or agency known to the Borrower, or (c) any mortgage, indenture, lease, contract or other agreement or undertaking to which the Borrower is a party and which is material to its business or operations or by which the Borrower or any of its material properties or assets may be bound, or (iii) result in the creation or imposition of any lien or other encumbrance upon or with respect to any property or asset now owned by the Borrower other than in favor of the Bank.

          6.4 Consent. No consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with any Person is required in connection with the execution, delivery, performance or validity of the Loan Documents or the transactions contemplated thereby.

          6.5 Compliance With Law. Neither the Borrower nor any of its Subsidiaries is in violation of any applicable law, rule, regulation, statute, ordinance, or any order, judgment, award or decree of any court, governmental authority, bureau or agency, the violation of which would reasonably be expected to have a material adverse affect on the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

          6.6 Environmental Matters. The Borrower and each of its Subsidiaries have substantially complied with, and on the date hereof are in substantial compliance with, all applicable environmental laws, rules and regulations and the requirements of any material permits issued thereunder, and there are no pending or, to the best knowledge of the Borrower after due inquiry, threatened claims involving environmental matters against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its Subsidiaries has at any time generated, used, treated or stored any hazardous materials or hazardous wastes (as such terms are defined in federal or state environmental legislation or regulation) on, or transported the same to or from, any real property owned or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate any environmental law, rule or regulation in a manner which could reasonably be expected to materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          6.7 Properties. The Borrower and each of its Subsidiaries have good title to all properties owned by them which are properly classified as "current assets" in accordance with GAAP, including all current assets reflected in the balance sheets of the Borrower as referred to in Section 6.12 (except as sold or otherwise disposed of since the date of such balance sheet), free and clear of all Liens, other than Liens otherwise permitted by
Section 8.1.

          6.8 No Default. Neither the Borrower nor any of its Subsidiaries is in default in any material respect in the payment or performance of any of its obligations or in the performance of any mortgage, indenture, lease, contract or other agreement or undertaking to which it is a party or by which it or any of its properties or assets may be bound, which default may materially adversely affect the business or operations of the Borrower and its Subsidiaries taken as a whole, and no Default or Event of Default has occurred and is continuing. Neither the Borrower nor any of its Subsidiaries is in default under any order, award or decree of any court, arbitrator, or governmental authority binding upon or affecting it or by which any of its properties or assets may be bound or affected, and no such order, award or decree, if any, materially adversely affects the ability of the Borrower to carry on its business as presently conducted or to perform its obligations under the Loan Documents.

          6.9 No Litigation. No litigation, investigation or proceeding of or before any court, arbitrator or governmental authority is currently pending, nor, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries or any of their respective properties and revenues, which, if adversely determined, would materially adversely affect the ability of the Borrower to carry on its business as presently conducted or to perform its obligations under the Loan Documents.

          6.10 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is a party to nor is bound by any contract or agreement or instrument nor subject to any restriction materially and adversely affecting the business, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

          6.11 Tax Returns and Payments. All federal, state and other tax returns of the Borrower and its Subsidiaries required by law to be filed have been duly filed, and all federal, state and other taxes, assessments and governmental charges or levies upon the Borrower and its Subsidiaries or any of their respective properties, income, profits or assets which are due and payable have been paid, except such tax returns the nonfiling of which, and such taxes the non-payment of which, would not have a material adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole and except for such taxes and assessments which the Borrower is disputing in good faith and for which the Borrower has established adequate reserves on its books for the payment of such disputed taxes or assessments in accordance with GAAP.

          6.12 Financial Statements. The Borrower has furnished to the Bank copies of (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1992 and December 31, 1993 and the related consolidated statements of income, shareholders' equity (deficit) and cash flows for the fiscal years then ended, certified (in the case of the December 31, 1992 statements) by KPMG Peat Marwick, certified public accountants, and
(ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 1993 and the related unaudited consolidated statements of income, shareholders' equity (deficit) and cash flows for the nine months then ended, certified by the chief financial officer of the Borrower. Such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated (subject, with respect to the unaudited statements, to audit and normal year-end adjustments), and such year-end balance sheets, and, to the best of the Borrower's knowledge, such unaudited interim balance sheet (in each case, together with the notes thereto) show all known direct liabilities and all known contingent liabilities of a material nature of the Borrower and its Subsidiaries in accordance with GAAP as of the dates and for the periods indicated.

          6.13 No Adverse Changes. Since December 31, 1993, no material adverse change has occurred in the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

          6.14 ERISA.  (a) The Borrower and each of its
Subsidiaries is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA") and all regulations issued thereunder.

          (b) No "employee benefit plan", as defined in Section 3 of ERISA, maintained by Borrower or any of its Subsidiaries, as from time to time in effect (the "Plans"), nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction," as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, which could subject the Borrower, any Subsidiary, any Plan or any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975. Neither any of the Plans nor any such trusts have been terminated, nor has there been any "reportable event," as defined in Section 4043 of ERISA, or any "accumulated funding deficiency" (as defined therein) with respect thereto. Neither the Borrower nor any of its Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation.

          6.15 Federal Reserve Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System). No part of any of the Advances hereunder shall be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

          6.16 Subsidiaries.  None of the Borrower's Domestic
Subsidiaries are Significant Subsidiaries.

          6.17 Solvency. On and as of the date hereof and the date of each Advance or issuance of Letters of Credit hereunder, and after giving effect to all Obligations which may be created hereunder, (i) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries taken as a whole will exceed their debts, (ii) the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature, and (iii) the Borrower and its Subsidiaries taken as a whole will have sufficient capital and assets with which to conduct their businesses. For purposes of this Section, the term "debt" means any liability on a claim, and the term "claim" means a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

          6.18 Use of Proceeds. The initial Advance hereunder shall be applied to the payment in full of all amounts outstanding under the Prior Credit Agreements and each Advance thereafter shall be used by the Borrower for working capital and general corporate purposes.

          6.19 Certain Regulations. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, nor otherwise subject to any foreign or domestic, federal, state, local or municipal law, statute, regulation, ordinance or executive order which limits its ability to incur Indebtedness.

          6.20 Intellectual Property. Each of the Borrower and its Subsidiaries owns or licenses all material patents, trademarks, service marks, tradenames, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, or each has obtained assignments of all licenses and other rights of whatever nature necessary for the conduct of its business as now and contemplated to be conducted, in each case, to the Borrower's knowledge, without any conflict with or infringement of the rights of others which, or the failure to obtain which, as the case may be, is likely to result in a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          6.21 Permanent Subordinated Debentures. The Borrower is not in violation of, and is in full compliance with, all of the terms and provisions of the Permanent Subordinated Debentures, all of which terms and provisions are valid, binding and enforceable in accordance with their respective terms, and all Loans and Obligations hereunder constitute "Senior Indebtedness" as defined therein.

          6.22 Accuracy and Completeness of Information. No document furnished or statement made in writing to the Bank by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state any such material fact necessary in order to make the statements contained therein not misleading.

          VII. AFFIRMATIVE COVENANTS

          7. The Borrower covenants and agrees that until all the Obligations have been satisfied and paid in full and the Bank has no further obligation to make any Advance or issue, or pay any draw under, any Letter of Credit hereunder, the Borrower will comply with the following covenants:

          7.1 Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and maintain in full force and effect its corporate existence and all contracts, rights, licenses, permits, franchises, patents, trademarks and trade names, all of the foregoing to the extent the same are, in its reasonable judgment, necessary or material to the proper conduct of its business and shall qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of the property owned or the nature of the business conducted by it makes such qualification or authorization necessary, except such jurisdictions in which the lack of qualification or authorization does not materially adversely affect the business, results of operation or financial condition of the Borrower and its Subsidiaries taken as a whole.

          7.2 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances, governmental rules and regulations to which it or its properties or assets is, or might become subject (unless the same shall be contested in good faith and by appropriate proceedings and such contest shall operate to stay any such non-compliance), the noncompliance with which would materially interfere with the performance of the Borrower's obligations under the Loan Documents or with the proper conduct of its business.

          7.3 Accounting Methods; Inspections. The Borrower will maintain a system of accounting established and administered in all material respects in accordance with GAAP and will keep adequate records and books of account in which complete entries will be made in all material respects in accordance with GAAP. The Borrower will permit officers and representatives of the Bank to visit and inspect any of the properties or assets of the Borrower or any of its Subsidiaries and to examine and make extracts of the books of account of the Company or any of its Subsidiaries at all reasonable times and to such reasonable extent as the Bank may reasonably request.

          7.4 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, keep all material property necessary in its business in good working order and condition, subject to ordinary wear and tear and routine maintenance. The Borrower will, and will cause each of its Subsidiaries to, maintain with reputable insurance companies, to the same extent and in such amounts and manner as do companies engaged in similar lines of business under similar circumstances, insurance on its business, fixed assets, inventory and other properties, workers' compensation or similar insurance as required by law and adequate public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any property owned, occupied or controlled by it.

          7.5 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties or assets before the same shall become delinquent; provided, however, that none of the foregoing need be paid while being contested in good faith and by appropriate proceedings, so long as adequate book reserves have been established in accordance with GAAP with respect thereto and the Borrower's or such Subsidiary's title to, and its right to use, its properties are not materially adversely affected thereby.

          7.6 Information Covenants. The Borrower will furnish the following information to the Bank:

          (a) Monthly Reports. Within 30 days after the end of each fiscal month other than the last such month of any fiscal quarter of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income and sources and uses of cash for such month and for the elapsed portion of the fiscal year ended with the last day of such month, in each case setting forth comparative figures for the corresponding month in the prior fiscal year (except that the statement of sources and uses of cash need only be presented on a current year-to-date basis).

          (b) Quarterly Financial Statements. As soon as practicable and, in any case, within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, which financial statements shall be certified by the chief financial officer of the Borrower as presenting fairly, in accordance with GAAP consistently applied throughout the period involved, the financial condition of the Borrower and its Subsidiaries as at the end of such period and the results of operations and changes in cash flows for such period and for the elapsed portion of the fiscal year ended with the last day of such period, in each case on the basis presented and subject only to normal year-end auditing adjustments.

          (c) Annual Statements; No-Default Certificate. As soon as practicable and, in any case, within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, certified by KPMG Peat Marwick or other independent certified public accountants of recognized national standing, whose certificate shall state that such consolidated financial statements have been prepared in accordance with GAAP consistently applied and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary. Together with such financial statements, the Borrower shall deliver a certificate of such accountants (a) stating that in making the examination necessary for the certification of such consolidated financial statements they have obtained no knowledge of any Default, or if they shall have obtained knowledge of any such Default, disclosing each such Default and its nature, when it occurred and whether it is continuing and (b) which shall have attached the calculations made which are required to establish whether or not the Borrower was, as of the date of such statements, in compliance with the financial covenants contained in Sections 8.6, 8.7 and 8.8 of this Agreement.

               (d)  Certificate.  At the time the financial
statements are furnished pursuant to subsections (b) and (c) above, the Borrower shall also furnish a certificate of the chief executive officer or chief financial officer of the Borrower setting forth as at the end of such quarterly period or fiscal year, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the financial covenants contained in Sections 8.6, 8.7 and 8.8 of this Agreement as of the end of such quarterly period or fiscal year, as the case may be, and stating that no event has occurred which constitutes a Default or an Event of Default under any of the Loan Documents or, if such an event has occurred, disclosing each such event or failure and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event or failure.

               (e)  Copies of Other Reports.  As soon as
practicable, copies of all such financial statements and reports (including proxy statements) as the Borrower shall send to its stockholders and of all registration statements filed with respect to any material public offering of securities (other than registration statements relating solely to stock option plans available to employees or to other employee benefit plans) and all regular, special or periodic reports (including reports on Form 8-
K) which the Borrower shall file, or may be required to file, with the Securities and Exchange Commission;

               (f) Notice of Litigation and Other Matters. Prompt notice of:

                    (i)  the commencement of any proceeding or
investigation by or before any governmental body and any action and proceeding in any court or before any arbitrator against or in any other way relating adversely to the Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses, which is required to be disclosed in any Form 10-K, 10-Q or 8-K under the federal securities laws;

                   (ii)  any written notice received from any
administrative official or agency relating to any order or ruling which would materially and adversely affect the operations of the Borrower and its Subsidiaries taken as a whole;

                  (iii)  any amendment of the certificate of
incorporation or by-laws of the Borrower which materially adversely affects its ability to perform its Obligations under any of the Loan Documents; and

                   (iv)  any Default or Event of Default by the
Borrower hereunder or any default under the Permanent Subordinated Debentures or any other Indebtedness for money borrowed (which exceeds $5,000,000 in the aggregate) to which the Borrower is a party or by which any of its properties may be bound.

          (g)  ERISA.

               (i) As soon as possible, and in any event within 30 days after any executive officer of the Borrower knows or has reason to know that any material reportable event (as defined in Section 4043 of ERISA) with respect to any Plan has occurred, a statement of the chief financial officer setting forth details as to such reportable event and the action that the Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation; and

              (ii) Promptly after receipt thereof, a copy of any notice the Borrower may receive from the Pension Benefit Guaranty Corporation relating to the intention of said Corporation to terminate any Plan or to appoint a trustee to administer any Plan.

          (h) Other Information. From time to time, such other information or documents, including without limitation, all "management letters" received from any certified public accountants, as the Bank may reasonably request.

          7.7 Accuracy and Completeness of Information. The Borrower covenants that all written information, reports, statements and other papers and data furnished to the Bank by the Borrower pursuant to any provision or term of any of the Loan Documents shall be, at the time the same is so furnished, complete and correct in all material respects.

          VIII.  NEGATIVE COVENANTS

          8. The Borrower covenants and agrees that until all the Obligations have been satisfied and paid in full and the Bank has no further obligation to make any Advance or issue, or pay any draw under, any Letter of Credit hereunder, the Borrower will comply with the following covenants:

          8.1 Liens. The Borrower shall not, nor shall it permit any of its Domestic Subsidiaries to, create, assume or incur or cause to be created, assumed or incurred, or permit to exist, any Liens on any properties or assets which are properly classified as "current assets" under GAAP, other than:

          (a)  Liens in favor of the Bank;

          (b) Liens upon (i) any current assets acquired (whether by purchase, merger or otherwise) after the date hereof (and not theretofore owned by the Borrower or any of its Subsidiaries) or
(ii) any current assets now owned or hereafter acquired securing the purchase price thereof or created or incurred simultaneously with, or within 180 days after, such acquisition or existing at the time of such acquisition (whether or not assumed) if (x) such Liens shall be limited to the current assets so acquired, (y) the amount of the obligations or indebtedness secured by such Liens shall not be increased after the date of the acquisition of such current assets, and (z) the aggregate amount of the obligations or indebtedness secured by such Lien shall not exceed the lower of the cost or fair value (as reasonably determined by the Borrower) of the current assets at the time of the acquisition thereof;

          (c) Liens (1) for taxes, assessments or governmental charges or levies not yet delinquent or thereafter payable without penalty or interest or which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and for which reserves have been established in accordance with GAAP with respect thereto and as to which foreclosure, distraint, sale or other similar proceedings shall not have been commenced, and (2) of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and for which reserves have been established in accordance with GAAP with respect thereto;

          (d) (1) Liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws, or (2) cash deposits made or other Liens incurred in the ordinary course of business to secure the performance of letters of credit, bids, tenders, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money or the obtaining of advances or the payment of the deferred purchase price of property;

          (e) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings, adequate book reserves have been established in accordance with GAAP with respect thereto and no Default or Event of Default arises or is created as a result thereof;

          (f) junior and subordinated Liens in form and substance satisfactory to the Bank executed in favor of the holders of the Permanent Subordinated Debentures as required by the indenture or indentures governing the Permanent Subordinated Debentures;and

          (g) rights of set-off or other similar statutory Liens granted to banks or other financial institutions with respect to monies, deposits or other funds held by, in, or on behalf of, such banks or financial institutions.

          8.2 Significant Subsidiaries. The Borrower shall not, nor shall permit any of its Subsidiaries to, establish, create, acquire or maintain any Significant Subsidiary unless the Borrower shall cause, as it shall elect (i) such Significant Subsidiary to execute and deliver to the Bank an unconditional guaranty of all Obligations, which guaranty shall be in form and substance satisfactory to the Bank in all respects or (ii) all of the capital stock of such Significant Subsidiary to be pledged to the Bank (as a first priority lien) in a manner satisfactory to the Bank in all respects or (iii) this Agreement to be amended (in a manner satisfactory to the Bank) so that the Available Commitment shall not exceed at any time the sum of (a) 80% of the eligible accounts receivable of the Borrower and its Domestic Subsidiaries on a consolidated basis and (b) 50% of the eligible inventory of the Borrower and its Domestic Subsidiaries on a consolidated basis, in each case, as such eligibility shall be determined by the Bank in accordance with its then prevailing practices and procedures.

          8.3 Accounts Receivable. The Borrower shall not, nor shall it permit any of its Domestic Subsidiaries to, grant any extension of the time of payment of any of its accounts receivable, or compromise, compound or settle the same for less than the full amount thereof, or release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon, in each case, except (i) as otherwise arising in the ordinary course of business, consistent with past practice, and which, in the aggregate, will not have a material adverse effect upon the business, assets, results of operation, condition (financial or otherwise) or property of the Borrower and its Subsidiaries taken as a whole and (ii) as may be required under the terms of any liquidation or reorganization of any account debtor or other Person liable thereon.

          8.4 Permanent Subordinated Debentures. The Borrower shall not repay, prepay, redeem or otherwise purchase or acquire for value any of the Permanent Subordinated Debentures if, as a result thereof, the outstanding principal amount of Permanent Subordinated Debentures shall be less than $125,000,000.

          8.5 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, with any Affiliate of the Borrower or any of its Subsidiaries, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided, however, that the foregoing shall not apply to loans and advances incurred or made in the ordinary course of business and consistent with past practice or intercompany transactions between or among the Company and its Subsidiaries in accordance with their respective ordinary course of business.

          8.6 Minimum Adjusted Net Worth. The Borrower will not permit Adjusted Net Worth as of December 31, 1994 to be less than $200,000,000.

          8.7 Current Ratio. The Borrower will not permit the ratio of Consolidated Current Assets to Consolidated Current
Liabilities as of the last day of any fiscal quarter to be less than 1.1:1.

          8.8 Interest Coverage Ratio. The Borrower will not permit the ratio of EBITDA to Consolidated Cash Interest Expense for any period of four consecutive fiscal quarters (taken as one accounting period) to be less than 2.4:1.

          IX.  EVENTS OF DEFAULT

          9. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental body.

          9.1 The Borrower (i) fails to pay any principal amount payable under the Note or hereunder on any date when due or (ii) fails to make any payment of interest or any other fee or amount payable under the Note or hereunder within 5 days from any day when due.

          9.2 If any warranty or representation made by the Borrower contained herein or in any document furnished in compliance with the provisions hereof is false or incorrect in any material respect when made.

          9.3 The Borrower shall default in the performance or observance of any covenant or agreement set forth in Sections 8.3, 8.4, 8.6, 8.7 or 8.8 of this Agreement.

          9.4 The Borrower shall default in the performance or observance of any other covenant or agreement contained in this Agreement or in the Note (which is not the subject of Section 9.1 or 9.3 above) and such default shall continue unremedied for 30 days after notice from the Bank of such default.

          9.5 The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness for money borrowed which exceeds $5,000,000 in the aggregate (other than the Note), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created,
(ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with or without the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness shall be declared due and payable prior to its stated maturity.

          9.6 (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due. Notwithstanding the foregoing, the provisions of Section 9.6 shall not apply to any Subsidiary which is not material to the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          9.7 A final judgment shall be entered against the Borrower or any of its Subsidiaries by any court for the payment of money which, together with all other outstanding judgments against the Borrower and its Subsidiaries exceeds $5,000,000 in the aggregate on a consolidated basis, which judgment is not fully covered by insurance, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any subsidiary which together with other such property subject to other such process, exceeds in value $5,000,000 in the aggregate on a consolidated basis and, if within 30 days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been discharged or stayed pending appeal, or, if within 30 days after the expiration of any such stay, such judgment, warrant or process shall not have been discharged.

          9.8 (i) A reportable event (as defined in Section 4043(b) of Title IV of ERISA) shall have occurred with respect to any Plan of the Borrower or any Subsidiary or any Plan of the Borrower or any Subsidiary shall have been voluntarily terminated as provided in Section 4041(a) of ERISA and the guaranteed, nonfunded, nonforfeitable benefits (as such terms are defined in Section 4022 of ERISA) of any such Plan that has been voluntarily terminated or with respect to which a reportable event has occurred, when included in the consolidated financial statements of the Borrower on a pro forma basis as a current liability and as a deduction from net worth, would cause the Borrower to be in violation of any of the provisions hereof; (ii) A trustee shall be appointed by a United States District Court to administer any Plan; or (iii) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan.

          X.  REMEDIES

          10.1 Upon the occurrence of an Event of Default set forth in Section 9.6, the Bank shall have no obligation to make any further Advance or issue any Letter of Credit, and all amounts outstanding (with accrued interest thereon) and all other amounts owing under the Note and this Agreement, including without limitation, the undrawn amount of any Letter of Credit, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

          10.2 Upon the occurrence of any other Event of Default, the Bank shall have no obligation to make any further Advance or issue any Letter of Credit and the Bank may, by written notice to the Borrower, declare all amounts outstanding (with accrued interest thereon) and all other amounts owing to it under the Note and this Agreement, including without limitation, the undrawn amount of any Letter of Credit, to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

          10.3 If any Event of Default shall occur, the Bank may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, any and all rights and remedies to which it may be entitled under applicable law. Without limiting the generality of the foregoing, the Bank may, without any requirement of notice, setoff any and all amounts owing by the Borrower to it against any deposit or other account, whether general or special, maintained in the Bank by the Borrower or any other property of the Borrower which may now or hereafter be in the Bank's possession or control (other than property contained in any safe deposit box maintained in the Bank), and such right of setoff shall be deemed to have been exercised immediately upon such stated or accelerated maturity as aforesaid even though such setoff is not noted on the Bank's records until a later time. The Borrower further grants to the Bank a lien and security interest in and to the foregoing as collateral security for the Obligations and agrees that, with respect thereto, the Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction.

          10.4 The Borrower agrees that it shall remain liable for any deficiency if the proceeds of any sale or disposition of any security for the Obligations is insufficient to pay all amounts to which the Bank is entitled, the Borrower also being liable for the reasonable fees of any attorneys employed by the Bank to collect such deficiency. The Borrower expressly agrees that it shall not be necessary or required for the Bank to file suit or proceed to assert or obtain a claim against any party or foreclose against or seek to realize upon any security now or hereafter existing for the Obligations or exercise or assert any other right or remedy to which the Bank may be entitled in connection with the Obligations or any security or guarantee relating thereto, before or as a condition of enforcing the liability of the Borrower hereunder.

          10.5 The Borrower also agrees to pay all reasonable Bank Costs incurred with respect to the collection of any of the Obligations and the enforcement of any of the Bank's rights hereunder.

          10.6 The Borrower hereby waives presentment, demand, protest or any notice of any kind in connection with this Agreement and the Note except as otherwise expressly provided herein.

          XI.  INDEMNIFICATION

          11.1 Indemnification. The Borrower agrees to pay, reimburse, indemnify and hold harmless, the Bank, its directors, officers, employees, agents and representatives from and against any and all actions, costs, damages, disbursements, expenses (including attorneys' fees), judgments, liabilities, losses, obligations, penalties and suits of any kind or nature whatsoever with respect to:

               (i) the development, preparation, execution, performance, enforcement, interpretation, amendment (other than any amendment requested by the Bank), modification, waiver or consent of any of the Loan Documents;

              (ii) the Bank's exercise of any right or remedy granted to it in any of the Loan Documents, the collection or enforcement of any of the Obligations and the proof or allowability of any claim arising under any of the Loan Documents, whether in any bankruptcy or receivership proceeding or otherwise;

             (iii) any claim of third parties, and the prosecution or defense thereof, arising out of or in any way connected with any of the Loan Documents; and

              (iv) any and all recording and filing fees and taxes, and any and all liabilities with respect thereto, or resulting from any delay in paying stamp and other taxes, if any, which may be payable or determined to be payable in connection with the Loan Documents.

          Notwithstanding the foregoing, the Bank shall not be entitled to any indemnification (1) with respect to its own gross negligence or willful misconduct, (2) in the event that it shall be finally determined by a court of competent jurisdiction that the Bank has breached this Agreement or acted improperly under this Agreement or (3) in any suit brought directly (and not by derivative action) by the Borrower against the Bank in which it shall be finally determined that the Bank is liable to the Borrower. The Bank agrees that the obligation of the Borrower to pay the Bank's attorneys' fees in connection with the initial preparation of the Loan Documents shall not exceed $7,500.

          11.2 Claims for Indemnification. Whenever any claim for indemnification arises hereunder, the Bank shall give prompt notice thereof (the "Notice of Claim") to the Borrower. The Notice of Claim shall specify the material facts known to the Bank giving rise to such indemnification claim and the amount thereof (or the estimated amount), but the failure by the Bank to give such Notice of Claim in accordance herewith shall not preclude the exercise by the Bank of any legal or equitable rights which it may otherwise have against the Borrower. The Borrower shall be entitled to defend or prosecute such claim at its expense and through counsel of its own choosing (provided that such counsel is reasonably satisfactory to the Bank) if it gives notice of its intention to do so to the Bank within 60 days after receipt of the Notice of Claim; provided, however, that if the named parties in any such action (including any impleaded parties) include both the Bank and the Borrower and either (i) the Bank and the Borrower mutually agree or
(ii) representation of both the Bank and the Borrower by the same counsel is inappropriate due to actual or potential conflicts of interests between them, the Bank shall have the right to select separate counsel (reasonably acceptable to the Borrower) to assume such legal defenses and to otherwise participate in the defense of such action on behalf of the Bank. Upon receipt of notice from the Borrower to the Bank of its election to assume the defense of any such action and approval by the Bank of such counsel, the Borrower will not be liable to the Bank under this Article IX for any legal or other expenses incurred by the Bank in connection with the defense thereof unless (i) the Bank shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso in the next preceding sentence (it being understood, however, that the Borrower shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the expenses of more than one separate counsel representing the Bank), (ii) the Borrower shall not have employed counsel reasonably satisfactory to the Bank to represent the Bank within a reasonable time after notice of commencement of the action, or (iii) the Borrower has authorized the employment of counsel for the Bank at the expense of the Borrower. If the Borrower so elects to defend or prosecute such claim at its expense, the Bank shall render reasonable assistance to the Borrower in connection therewith, including affording the Borrower and its representatives the right of access during normal business hours to pertinent books, records and other information that may be reasonably requested. If the Borrower elects not to defend or prosecute such claim at its expense or the Bank is entitled to its own legal counsel at the Borrower's expense as aforesaid, the Borrower shall (a) render reasonable assistance to the Bank in connection therewith, including affording the Bank and its representatives the right of access during normal business hours to pertinent books and records and other information that may be reasonably requested, and (b) pay the reasonable fees and expenses of counsel for the Bank promptly upon receipt of the billing statements from such counsel. The Bank shall not make any settlement of any claim which would give rise to liability on the part of the Borrower hereunder without the written consent of the Borrower.

          XII. MISCELLANEOUS

          12.1 Notice. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telex, telecopy or telegraphic communication) and mailed (by first class, United States mail, postage prepaid), telexed, telecopied, telegraphed or hand delivered to the respective parties, as follows:

          Bank:          United Jersey Bank
                         25 E. Salem Street
                         Hackensack, New Jersey 07062
                         Att:  Lawrence F. Zema

                              - with a copy to -

                         Wolff & Samson
                         5 Becker Farm Road
                         Roseland, New Jersey 07068
                         Att:  Morris Bienenfeld, Esq.

          Borrower:      Sealed Air Corporation
                         Park 80 East
                         Saddle Brook, New Jersey 07662
                         Att: Robert M. Grace, Jr., Esq.

or to such changed address as may be fixed by notice. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when received by the party to whom properly addressed, the written receipt by any employee of any such party constituting sufficient evidence of such receipt, in the case of telex or telecopy, when received, and in the case of telegraph, when delivered to the telegraph company, charge prepaid.

          12.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

          12.3 Survival of Agreements. All agreements, repre-sentations and warranties made herein, and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Note and the making of any Advances.

          12.4 Amendment. No modification, amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower shall in any event be effective unless the same shall be in writing and signed by the party granting such modification, amendment or waiver, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Note and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank and (ii) the Bank may not assign or transfer any of its rights under this Agreement without the prior written consent of the Borrower which shall not be unreasonably withheld or delayed, provided, however, that the Bank shall be free to grant, sell or transfer one or more participating interests or participation rights in, to and under the Note and its rights hereunder without notice to, or the consent of, the Borrower.

          12.6 Severability. In case any one or more of the provisions contained in this Agreement or the Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

          12.7 Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts and all such counterparts taken together shall constitute one and the same instrument.

          12.8 Governing Law; No Third Party Rights. This Agreement and the Note and the rights and obligations of the parties hereunder and thereunder shall be governed by and construed and interpreted in accordance with the law of the State of New Jersey. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit, priority or interest in, under or because of the existence of, this Agreement.

          12.9 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS
AGREEMENT WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION,
PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS
AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ATTEST:                            SEALED AIR CORPORATION


By: ROBERT M. GRACE, JR.           By: WILLIAM V. HICKEY
   Name:  Robert M. Grace, Jr.        Name:  William V. Hickey
   Title: Secretary                   Title: Senior Vice President-
                                               Finance


                                   UNITED JERSEY BANK


                                   By: LAWRENCE F. ZEMA
                                      Name:  Lawrence F. Zema
                                      Title: Vice President


  EXHIBIT A: Form of Revolving Credit Note
  EXHIBIT B: Form of Counsel Opinion
  SCHEDULE I: List of States